Exhibit 10.22

Patheon Inc.
Description of Compensation for Non-Employee Directors

Each non-employee director of Patheon Inc. (“Patheon”), other than the Chair of Patheon’s Board of Directors (the “Board”), is entitled to receive an initial retainer upon appointment or election to the Board; an annual Board retainer; retainers for chairing or serving on Board committees, if applicable; and meeting attendance fees, as applicable, for attending Board and standing Board committee meetings. The Chair of the Board is entitled to receive an initial retainer upon appointment or election to the Board; an annual chairperson retainer; and retainers for chairing or serving on Board committees, if applicable. Certain of these amounts are either required to be, or may be, paid in the form of deferred share units (“DSUs”) under the terms of the Directors Deferred Share Unit Plan (the “DSU Plan”). The following table summarizes the retainers and fees to which our non-employee directors are entitled, including the amounts paid in cash and/or DSUs.

Position	Retainer/Meeting Fees
Initial Retainer (upon being appointed or elected to our Board)	US$32,000(1)
Annual Board Retainer	US$67,000(2)
Annual Chair’s Retainer	US$140,000(3)
Annual Standing Committee Chair Retainer
Chair of Audit Committee	US$14,000(4)
Chair of Other Standing Board Committee	US$5,000(4)
Annual Standing Committee Member Retainer
Member of Audit Committee	US$6,000(4)
Member of Other Standing Board Committee	US$4,000(4)
Monthly Independent Committee Retainer
Chair of Independent Committee	CDN$16,000(5)
Member of Independent Committee	CDN$12,500(5)
Board and Standing Committee Meeting Attendance Fees	1,500(6)

(1)
For each director who is eligible to participate in the DSU Plan (each an “Eligible Director”), this amount is payable entirely in DSUs. For each director who is not an Eligible Director, this amount is payable entirely in cash.

(2)
For each director who is an Eligible Director, US$32,000 of this amount is payable in DSUs, and the remainder is payable in cash or DSUs at the election of such director. For each director who is not an Eligible Director, this amount is payable entirely in cash.

(3)	US$67,000 of this amount is payable in cash or DSUs at the election of the Chair (if an Eligible Director), and the remainder is payable in cash.

(4)	This amount is payable entirely in cash.

(5)	This amount reflects the amount payable on a monthly basis for service on Patheon’s Independent Committee and is payable entirely in cash.

(6)	This amount is payable entirely in cash. The Chair of our Board is not entitled to any meeting attendance fees for Board or committee meetings.